LAW OFFICES OF
HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.
Elaine Dowling, Esq.

November 7, 2014

KLJ & Associates
1151 Harbor Bay Pkwy. Ste 101
Alameda, CA 94502

Re: US-MHJ Wooden Elegance Creations Int'l, Inc.

Dear Sir or Madam:

Please let this letter serve to advise you with respect to US-MHJ Wooden Elegance Creations Int'l, Inc., of my legal representation with respect to my personal knowledge of judgments, settlements, litigation and financial disclosure, per my client's request. The below listed information covers those matters that existed as of the date of this letter:

1. Pending of Threatened Claims Against US-MHJ Wooden Elegance Creations Int'l, Inc.: With respect to matters in which I have been engaged, and to which I have devoted my attention, please be advised that there exists no pending or threatened litigation, claims or assessments (excluding unasserted claims) against US-MHJ Wooden Elegance Creations Int'l, Inc., that I am addressing on behalf of US-MHJ Wooden Elegance Creations Int'l, Inc., as of the date of this letter nor had any been addressed as of March 31, 2014.

2. Disclosure of Unasserted Claims Per Statement of Financial Accounting Standards No. 5: There exists no unasserted claim or assessments against US-MHJ Wooden Elegance Creations Int'l, Inc., to which my firm has been made aware of by US-MHJ Wooden Elegance Creations Int'l, Inc., that are probably or likely of assertion that should be disclosed in accordance with the applicable requirements of Statement of Financial Accounting Standards No. 5.

5536 S. Ft. Apache #102, Las Vegas, Nevada 89148
Telephone: (702) 382-1714 ♦ Facsimile: (702) 382-1759
harold@gewerterlaw.com

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3. Legal Services Account: On our running account for legal services for US-MHJ Wooden Elegance Creations Int'l, Inc., there are no invoices for legal services outstanding to and including the date of this letter or which was outstanding at March 31, 2014.

4. Financial Statement Disclosure: Please be specifically advised that in the course of my legal representation of US-MHJ Wooden Elegance Creations Int'l, Inc., with respect to matters recognized to involve an unasserted possible claim or assessment that may call for a financial statement disclosure, if I have formed a professional conclusion that US-MHJ Wooden Elegance Creations Int'l, Inc., should disclose or consider disclosure concerning such possible claim, that as a matter of exercising my professional responsibility to US-MHJ Wooden Elegance Creations Int'l, Inc., that I will advise and consult with US-MHJ Wooden Elegance Creations Int'l, Inc., and its principals concerning the question of such disclosure and the applicable requirement of Statement of Financial Accounting Standards No. 5.

If you have any questions with regards to the information contained herein, feel free to contact me.

Sincerely,

HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.

HPG/wc
cc: Client